CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price (1)	Amount of Registration Fee(2)
MEDIUM-TERM NOTES, SERIES G, 2.450% NOTES DUE 2018	$102,066,000	$13,147
(1) Excludes accrued interest.
(2) The filing fee is calculated in accordance with Rule 457(r) under the Securities Act of 1933.

PRICING SUPPLEMENT NO. 33	Filed Pursuant to Rule 424(b)(3)
Dated November 4, 2013 to	Registration No. 333-173364
PROSPECTUS SUPPLEMENT
Dated April 7, 2011 and
PROSPECTUS
Dated April 7, 2011
CATERPILLAR FINANCIAL SERVICES CORPORATION
MEDIUM-TERM NOTES, SERIES G, 2.450% NOTES DUE 2018 (REOPENING)

SUBJECT	FINAL PRICING DETAILS

Issuer:	Caterpillar Financial Services Corporation
Title of Securities:	Medium-Term Notes, Series G, 2.450% Notes Due 2018
Format:	SEC Registered-Registration Statement Number 333-173364
Trade Date/Pricing Effective Time:	November 4, 2013
Settlement Date (Original Issue Date):	November 7, 2013
Maturity Date:	September 6, 2018
Principal Amount:
$100,000,000. The notes offered hereby constitute a further issuance of, and will be consolidated with, the $300,000,000 aggregate principal amount of Medium-Term Notes, Series G, 2.450% Notes Due 2018 issued by us on September 6, 2013. The notes offered hereby will have the same CUSIP number as the previously issued Medium-Term Notes, Series G, 2.450% Notes Due 2018 and will trade interchangeably with the previously issued Medium-Term Notes, Series G, 2.450% Notes Due 2018 immediately upon settlement. Upon completion of this offering, the aggregate principal amount outstanding of Medium-Term Notes, Series G, 2.450% Notes Due 2018 will be $400,000,000

Price to Public (Issue Price):	102.066%, plus accrued interest
Accrued Interest:	$415,138.89
Dealers' Commission:	0.30% (30 basis points) of the principal amount
All-in-price:	101.766%, plus accrued interest
Net Proceeds to Issuer:	$101,766,000, plus accrued interest
Coupon	2.450%
Yield to Maturity:	1.999%

Spread Multiplier:	N/A
Spread/Spread Multiplier Reset Option:	N/A
Optional Reset Dates (only applicable if option to reset spread or spread multiplier):	N/A
Basis for Interest Rate Reset (only applicable if option to reset spread or spread multiplier):	N/A
Specified Currency:	U.S. Dollars
Option to Elect Payment in U.S. Dollars (only applicable if Specified Currency is other than U.S. Dollars):	N/A
Authorized Denominations (only applicable if Specified Currency is other than U.S. Dollars):	N/A
Historical Exchange Rate (only applicable if Specified Currency is other than U.S. Dollars):	N/A
Maximum Interest Rate:	N/A
Minimum Interest Rate:	N/A
Interest Payment Dates:	Interest will be paid semi-annually on the 6th of March and September of each year, commencing March 6, 2014 and ending on the Maturity Date
Stated Maturity Extension Option:	N/A
Extension Period(s) and Final Maturity Date (only applicable if option to extend stated maturity):	N/A
Basis for Interest Rate During Extension Period (only applicable if option to extend stated maturity):	N/A
Original Issue Discount Note:	N/A
Total Amount of OID:	N/A
Terms of Amortizing Notes:	N/A
Redemption Date(s):	N/A
Redemption Price:	N/A
Repayment Date(s):	N/A
Repayment Price(s):	N/A
Day Count Convention:	30/360
Denominations:	Minimum denominations of $1,000 with increments of $1,000 thereafter
Sole Manager & Bookrunner:	SG Americas Securities, LLC (100.00%)
Billing and Delivery Agent:	SG Americas Securities, LLC
Exchange Rate Agent:	U.S. Bank Trust National Association
Calculation Agent:	U.S. Bank Trust National Association
CUSIP:	14912L5T4
Other Terms:	N/A
Supplemental United States Federal Income Tax Considerations
Pursuant to final Treasury regulations and an Internal Revenue Service notice, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “Certain United States Federal Income Tax Consequences—Non-United States Holders—Foreign Account Tax Compliance” in the prospectus supplement) will generally not apply to debt obligations that are issued prior to July 1, 2014; therefore, the Notes will not be subject to FATCA withholding.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASCRIBED THERETO IN THE PROSPECTUS SUPPLEMENT. THE INTEREST RATES ON THE NOTES MAY BE CHANGED BY CATERPILLAR FINANCIAL SERVICES CORPORATION FROM TIME TO TIME, BUT ANY SUCH CHANGE WILL NOT AFFECT THE INTEREST RATE ON ANY NOTES OFFERED PRIOR TO THE EFFECTIVE DATE OF THE CHANGE.